UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 27, 2018

VIVEVE MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11388	04-3153858
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Inverness Drive South, Building B, Suite 250 Englewood, Colorado	80112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 696-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Employment Agreements

On February 27, 2018, Viveve Medical, Inc. (the “Company”), upon approval by the Company’s Board of Directors (the “Board”) under recommendation of the Compensation Committee (the “Compensation Committee”) of the Board, entered into new employment agreements (the “Agreements”) with each of Patricia Scheller, Scott Durbin and James Atkinson, the Company’s Chief Executive Officer, Chief Financial Officer and Chief Business Officer and President, respectively (each an “Executive” and, collectively, the “Executives”). The Agreements supersede and replace offer letters previously entered into between the Company and the Executives.

The Agreements provide for an annual base salary (the “Base Salary”), which is subject to annual review by the Board or the Compensation Committee. In addition, each Executive is eligible to receive an annual cash incentive bonus as determined by the Board or the Compensation Committee, with the target amount of such bonus equal to a percentage of the Executive’s Base Salary (the “Target Bonus”), and is also eligible to participate in the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.

The Agreements provide that in the event that an Executive’s employment is terminated by the Company without Cause (as defined in the Agreements) or by the Executive for Good Reason (as defined in the Agreements), subject to the satisfaction of certain conditions, the Executive will be entitled to: (i) base salary continuation for the Severance Period (as defined below) plus any incentive compensation earned with respect to any completed calendar year but unpaid as of the date of termination, and (ii) acceleration of stock options and other stock-based awards held by the Executive that are subject to time-based vesting such that as of the date of termination, the Executive will be deemed vested in the same number of shares as would have been vested if the Executive had remained employed through the end of the Severance Period.

In lieu of the foregoing payments and benefits, in the event that an Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, in either case within 12 months following a Change in Control (as defined in the Agreements) subject to the satisfaction of certain conditions, the Executive will be entitled to: (i) a lump sum cash payment equal to the Cash Compensation Multiple (as defined below) times the sum of (A) the Executive’s then-current base salary (or base salary in effect prior to the Good Reason trigger, if applicable, or the Change in Control, if higher) and (B) the Executive’s Target Bonus for the then-current year, and (ii) except as otherwise provided in the applicable stock option or other-stock based award agreement, accelerated vesting of 100% of all stock options and other stock-based awards held by the Executive that are subject to time-based vesting

The Base Salary for each Executive is as follows:  Ms. Scheller, $414,250; Mr. Durbin, $346,100; and Mr. Atkinson, $353,500.The Target Bonus for each Executive is as follows:  Ms. Scheller, 50%; Mr. Durbin, 40%; and Mr. Atkinson, 40%.

The “Severance Period” for each of the Executives is as follows:  Ms. Scheller, 12 months; Mr. Durbin, 10 months; and Mr. Atkinson, nine months.

The “Compensation Multiple” for each Executive is as follows: Ms. Scheller, 1.5; Mr. Durbin, 1.0; and Mr. Atkinson, 1.0.

The foregoing descriptions of the terms of the Agreements do not purport to be complete and are qualified in their entirety by reference to each Agreement, which are filed as exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K, and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement between the Company and Patricia Scheller dated February 27, 2018.
10.2	Employment Agreement between the Company and Scott Durbin dated March 1, 2018.
10.3	Employment Agreement between the Company and James Atkinson dated February 27, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 28, 2018	Viveve Medical, Inc.

	By:	/s/ Scott Durbin
Scott Durbin
Chief Financial Officer